Praxis Precision Medicines Appoints Tim Kelly as Chief Financial Officer
CAMBRIDGE, Mass., May 25, 2021 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders (CNS) characterized by neuronal imbalance, today announced the appointment of Tim Kelly as chief financial officer, effective immediately. Mr. Kelly joins Praxis from Foundation Medicine, where he served as chief financial officer and head of corporate management.
“Tim’s diverse background and leadership experience in finance, strategy and business operations roles make him an ideal chief financial officer for Praxis and our needs moving forward,” said Marcio Souza, president and chief executive officer of Praxis. “Praxis is well capitalized following the recently completed equity financing, and Tim’s stewardship will ensure that that we remain prudent and strategic as our pipeline continues to progress and expand.”
Mr. Kelly added, “This is an exciting time to be joining Praxis, with an incredibly deep pipeline of CNS drug candidates, a wealth of upcoming milestones and the capital needed to execute on the company’s strategic objectives. I look forward to working closely with the team to help Praxis achieve its strategic and financial goals.”
Mr. Kelly brings more than 20 years of experience in the life sciences, pharmaceutical and biotechnology industries. Most recently, Mr. Kelly was the chief financial officer and head of corporate management at Foundation Medicine, having served in this role since 2019. In this position, he led the finance and corporate management teams, providing strategic leadership and oversight for the corporate functions, which included accounting and tax, billing and reimbursement, corporate development, project management and financial planning and analysis. Prior to working at Foundation Medicine, Mr. Kelly worked at the Roche Group for more than 15 years, serving in finance roles of increasing responsibility across product commercialization, pipeline development, manufacturing and strategic planning, most recently as the finance and corporate services director for Roche Pharma in the UK. Mr. Kelly holds a bachelor of arts in economics from the College of William and Mary, and a master’s in business administration from the Columbia Business School.
About Praxis
Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders (CNS) characterized by neuronal imbalance. Praxis is applying insights from genetic epilepsies to broader neurological and psychiatric disorders, using our understanding of shared biological targets and circuits in the brain. Praxis has established a broad portfolio, including multiple disclosed programs across CNS disorders including depression, epilepsy, movement disorders and pain syndromes, with three clinical-stage product candidates. For more information, please visit www.praxismedicines.com and follow us on LinkedIn and Twitter.

Investor Contact:
Alex Kane
Praxis Precision Medicines
investors@praxismedicines.com
617-300-8481

Media Contact:
Ian Stone
Canale Communications

Ian.stone@canalecomm.com
619-849-5388